Press Contact: Tom Rodak Director of Corporate Marketing (765) 771-5555	Investor Relations: Jeff Taylor VP Finance & Investor Relations (765) 771-5310

FOR IMMEDIATE RELEASE

Wabash National Corporation Announces First Quarter 2013 Results

 Q1 2013 GAAP EPS of $0.08 and Non-GAAP Adjusted EPS of $0.09 per Diluted Share;

Income from Operations increases 173% Year-over-Year

LAFAYETTE, Ind. – April 30, 2013 – Wabash National Corporation (NYSE: WNC) reported year-over-year improvement across a number of financial and operating metrics for the three month period ended March 31, 2013. The Company reported net income of $5.7 million, or $0.08 per diluted share, for the first quarter of 2013 on net sales of $324 million. Results for the three months ended March 31, 2013 include full quarter results of Walker Group Holdings, LLC (“Walker”), a leading manufacturer of liquid-transportation systems and engineered products, acquired by the Company on May 8, 2012. The Company’s first quarter results include the impact of one-time costs related to the acquisition of Walker and of certain bankruptcy assets of Beall Corporation (“Beall”) acquired on February 4, 2013, totaling $0.6 million, or $0.01 per diluted share. Excluding the impact of these items, non-GAAP adjusted earnings for the quarter ended March 31, 2013 were $6.1 million, or $0.09 per diluted share. The Company reported net income of $5.1 million, or $0.07 per diluted share, on net sales of $278 million during the same period last year. The prior period results also include non-recurring charges related to expenses in connection with the Company’s acquisition of Walker, totaling of $1.7 million, and excluding the impact of these costs, non-GAAP adjusted earnings were $6.7 million, or $0.10 per diluted share.

In addition, the Company’s effective income tax rate in the prior period was negative 7.5 percent as it maintained a valuation allowance against its net deferred tax assets. In the fourth quarter of last year, the Company reversed its valuation allowance against its net deferred tax assets. If the prior period results were tax effected at 40.0 percent consistent with the current period, GAAP and non-GAAP earnings per share would have been lower by $0.03 and $0.04 per diluted share respectively. The Company’s Federal net operating loss carryforward position as of December 31, 2012 was approximately $111 million, of which $92 million is available for utilization in 2013. As a result, the Company expects cash taxes to be similar to the amount paid in 2012 which was approximately $0.6 million.

The Company reported income from operations totaling $14.9 million for the first quarter of 2013, compared to operating income of $5.4 million for the first quarter of 2012. Non-GAAP operating EBITDA, which excludes the effects of certain costs related to the Walker and Beall acquisitions, as well as other recurring and non-recurring items, for the first quarter of 2013 was $27.1 million, an improvement of $14.8 million compared to the previous year period. On a trailing twelve months basis, the Company’s revenues have increased to approximately $1.5 billion generating operating EBITDA of $133.3 million, or 8.8 percent. The improvement in operating performance is attributed to the successful execution of the Company’s growth strategy and disciplined approach to improving profitability, including an improved mix of higher-margin trailer orders and diversification into higher margin opportunities through the acquisition of Walker, which accounted for approximately $95 million of the current quarter’s net sales.

The following is a summary of select operating and financial results for the past five quarters:

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,		March 31,
(Dollars in thousands)	2012		2012		2012		2012		2013

Net Sales	$277,682		$362,408		$405,917		$415,847		$324,229

Gross Profit Margin	7.1%		10.9%		12.3%		13.1%		13.0%

Income from Operations	$5,449	(1)	$8,568	(1)	$27,236	(1)	$29,231	(1)	$14,856	(1)

Net Income	$5,064	(1)	$1,942	(1)	$18,441	(1)	$80,184	(1)(2)	$5,735	(1)

Diluted EPS	$0.07		$0.03		$0.27		$1.16		$0.08

Non-GAAP Measures(3):
Operating EBITDA	$12,293		$29,685		$37,695		$38,834		$27,134

Operating EBITDA Margin	4.4%		8.2%		9.3%		9.3%		8.4%

Adjusted Earnings	$6,742		$15,542		$20,887		$21,678		$6,106

Adjusted Diluted EPS	$0.10		$0.23		$0.30		$0.32		$0.09

Notes:

(1)	Quarterly Income from Operations and Net Income include charges of $1.7 million, $13.6 million, $2.4 million, $0.5 million and $0.6 million for the quarterly periods beginning with the first quarter of 2012 and ending with the first quarter of 2013, respectively, in connection with acquisition related charges associated with the Company’s acquisition of Walker as well as the purchase of certain assets of Beall.
(2)	Net income for the fourth quarter of 2012 includes an income tax benefit of $59.0 million primarily related to the reversal of a U.S. valuation allowance against its deferred tax assets.
(3)	See “Non-GAAP Measures” below for explanation of the non-GAAP results included above.

Dick Giromini, president and chief executive officer, stated, “We are pleased with our first quarter performance, the continued execution of our long-term strategic plan, and the progress we have made in transforming Wabash National into a diversified industrial manufacturer. First quarter results demonstrate the benefit of our diversification strategy including a more balanced contribution from our three segments to both the top-line and bottom-line. We also continued to demonstrate our commitment to protecting and enhancing the margins in the Commercial Trailer Products segment while extending our reach in the higher margin Diversified Products segment. This was reflected in the significant margin improvements across all three segments compared to the prior year period. In addition, we strengthened the diversified product portfolio by expanding our tank trailer product offering through our acquisition of certain Beall assets, which was completed during the quarter.”

Mr. Giromini continued, “New trailer shipments for the first quarter were approximately 8,600, consistent with our previous guidance of 8,000 to 9,000 trailers. We anticipate a significant increase in customer pickups during the second quarter with trailer shipments expected to be between 11,000 to 12,000 trailers. We continue to expect the full year trailer shipments to be between 45,000 and 48,000 units. Our backlog increased during the quarter and remains at a healthy level of approximately $674 million as of March 31, 2013. Longer-term, we believe the demand environment for trailers will remain strong as key drivers support continued demand for new trailers such as fleet age, customer profitability, used trailer values, regulatory compliance and access to financing all support continued demand for new trailers. On the backdrop of these industry tailwinds, we remain focused on delivering the most innovative and highest quality products with the best value to our customers across all of our business segments.”

First Quarter Business Segment Highlights

The table below is a summary of select segment operating and financial results prior to the elimination of intersegment sales for the first quarter of 2013 and 2012, respectively. A complete disclosure of the results by individual segment is included in the tables following this release.

	Commercial	Diversified
	Trailer Products	Products	Retail

Three months ended March 31,
2013
New trailers shipped	8,000	600	600
Net sales	$198,077	$111,994	$40,843
Gross profit	$11,634	$25,928	$4,880
Gross profit margin	5.9%	23.2%	11.9%
Income from operations	$5,320	$13,519	$873
Income from operations margin	2.7%	12.1%	2.1%

2012
New trailers shipped	10,400	-	300
Net sales	$243,380	$31,590	$25,120
Gross profit	$11,641	$6,458	$2,479
Gross profit margin	4.8%	20.4%	9.9%
Income (Loss) from operations	$6,187	$5,384	$(75)
Income (Loss) from operations margin	2.5%	17.0%	-0.3%

Commercial Trailer Products’ net sales decreased $45.3 million or 18.6 percent, on 8,000 units, 2,400 fewer units than the prior year period. However, consistent with the Company’s efforts last year to improve pricing on our products, to recover material cost increases, and to improve the product mix, the Company’s average selling prices increased $1,100 or 4.7 percent compared to the prior year period. As a result, gross margin improved 110 basis points to 5.9 percent compared to the prior year period. Operating income decreased to $5.3 million which was $0.9 million lower than first quarter last year primarily due to lower trailer shipments.

Diversified Products’ net sales increased $80.4 million, or 255 percent, with Walker contributing $88.1 million in the current quarter. Gross margins improved by 280 basis points from 20.4 percent to 23.2 percent, driven by the Walker acquisition and productivity improvements realized in the Wabash Wood Products business. Operating income increased 151 percent or $8.1 million as compared to the same period last year, primarily due to the Walker acquisition, partially offset by lower volume in our composite product offerings.

Retail’s net sales increased $15.7 million or 63 percent, gross margins increased 200 basis points to 11.9 percent and operating income improved $0.9 million for the quarter. Results were favorably impacted by the contribution of the Walker parts and service business and an increase in new trailer shipments of approximately 300 units, or 100 percent.

Term Loan Re-pricing

On April 25, 2013 the Company executed an amendment to its term loan credit agreement which will become effective on May 9, 2013. The amendment to the credit agreement reduces the effective interest costs by up to 150 basis points and removed the interest coverage ratio covenant. Concurrent with the closing on the amendment, the Company will pay $20 million towards the outstanding balance of the loan. Post-closing, the outstanding balance will be $277 million and combined with the rate reductions, the Company’s annual interest costs will be reduced by approximately $5 million. All other material terms and conditions remain the same, including the maturity date of the loan.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information included in this release contain non-GAAP financial measures, including Operating EBITDA, Operating EBITDA margin, adjusted earnings and adjusted earnings per diluted share.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated.

Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-operating income and expense, as well as certain charges in connection with the Company’s acquisitions of Walker and certain assets of Beall. Management believes Operating EBITDA provides useful information to investors regarding our results of operations. The Company provides this measure because we believe it is useful for investors to understand our performance period to period with the exclusion of the recurring and non-recurring items identified above. Management believes the presentation of Operating EBITDA, when combined with the primary GAAP presentation of operating income, is beneficial to an investor’s understanding of the Company’s operating performance. A reconciliation of Operating EBITDA to net income is included in the tables following this release.

Adjusted earnings and adjusted earnings per diluted share reflect adjustments for non-recurring charges related to expenses in connection with the Company’s acquisitions of Walker and certain assets of Beall, as well as the impact of the release of the valuation allowances recorded against the Company’s net deferred tax assets. Management believes providing this measure and excluding the impact of the non-recurring expenses attributable to the acquisitions of Walker and certain assets of Beall, as well as the impact of the release of the valuation allowances, facilitates comparisons to the Company’s prior year periods and when combined with the primary GAAP presentation of net income and diluted net income per share, is beneficial to an investor’s understanding of the Company’s performance. A reconciliation of adjusted earnings and adjusted earnings per diluted share to net income and diluted net income per share is included in the tables following this release.

First Quarter 2013 Conference Call

Wabash National will conduct a conference call to review and discuss its first quarter results on May 1, 2013, at 10:00 a.m. EDT.  Access to the live webcast will be available on the Company’s website at www.wabashnational.com. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through July 24, 2013. Meeting access also will be available via conference call at 888-771-4371, participant code 34706280.

Wabash National Analyst / Investor Day

Wabash National Corporation will host its Analyst / Investor Day event for institutional investors and analysts on May 8, 2013. The event will begin at 8:00 AM EST at Wabash National’s Ehrlich Innovation Center located in Lafayette, IN. Attendees will be provided with a tour of Lafayette manufacturing operations, including product displays, and presentations by members of Wabash National’s Executive Team, including Wabash National CEO Dick Giromini, on key growth and diversification initiatives. To request information regarding this event, please send an email to investor.relations@wabashnational.com.

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified manufacturer and North America’s leading producer of semi trailers and liquid transportation systems. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, intermodal equipment, liquid tank trailers, frac tanks, engineered products, and composite products. Wabash National operates three wholly-owned subsidiaries: Transcraft Corporation, Walker Group Holdings LLC, and Wabash National Trailer Centers, Inc. Its innovative products are sold under the following brand names: Wabash National®, Transcraft®, Benson®, DuraPlate®, ArcticLite®, Walker Transport, Walker Stainless Equipment, Walker Defense Group, Walker Barrier Systems, Walker Engineered Products, Brenner® Tank, Garsite, Progress Tank, TST, Bulk Tank International, Beall® and Extract Technology®. To learn more, visit www.wabashnational.com.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, statements regarding our outlook for new trailer shipments and Operating EBITDA, backlog, expectations regarding trailer demand levels, improved profitability and earnings capacity, customer pickup expectations, opportunity to capture higher margin sales, and the benefits of the acquisitions of Walker and certain assets of Beall. These and the Company’s other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the uncertain economic conditions including the possibility that demand expectations may not result in order increases for us, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, dependence on industry trends and timing, costs of indebtedness incurred in connection with the acquisition of Walker and the failure to achieve the benefit of the Walker acquisition and Beall asset purchase. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

# # #

WABASH NATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$324,229	$277,682
Cost of sales	282,043	257,953
Gross profit	42,186	19,729

General and administrative expenses	13,675	8,368
Selling expenses	7,667	3,496
Amortization of intangibles	5,370	738
Acquisition expenses	618	1,678
Income from operations	14,856	5,449

Other income (expense):
Interest expense	(7,535)	(733)
Other, net	2,238	(4)
Income before income taxes	9,559	4,712
Income tax expense (benefit)	3,824	(352)
Net income	$5,735	$5,064
Basic and diluted net income per share	$0.08	$0.07

Comprehensive income
Net income	$5,735	$5,064
Foreign currency translation adjustment	(255)	-
Net comprehensive income	$5,480	$5,064

Basic net income per share:
Net income applicable to common stockholders	$5,735	$5,064
Undistributed earnings allocated to participating securities	(51)	(40)
Net income applicable to common stockholders excluding amounts applicable to participating securities	$5,684	$5,024
Weighted average common shares outstanding	68,395	68,245
Basic net income per share	$0.08	$0.07

Diluted net income per share:
Net income applicable to common stockholders	$5,735	$5,064
Undistributed earnings allocated to participating securities	(51)	(40)
Net income applicable to common stockholders excluding amounts applicable to participating securities	$5,684	$5,024

Weighted average common shares outstanding	68,395	68,245
Dilutive stock options and restricted stock	433	373
Diluted weighted average common shares outstanding	68,828	68,618
Diluted net income per share	$0.08	$0.07

WABASH NATIONAL CORPORATION

SEGMENTS AND RELATED INFORMATION

(Dollars in thousands)

(Unaudited)

	Commercial	Diversified		Corporate and
Three Months Ended March 31,	Trailer Products	Products	Retail	Eliminations	Consolidated
2013
New trailers shipped	8,000	600	600	(600)	8,600
Used trailers shipped	700	-	300	-	1,000

New Trailers	$188,979	$43,521	$16,943	$(13,976)	$235,467
Used Trailers	5,050	949	2,653	(5)	8,647
Components, parts and service	2,819	21,061	19,963	(2,558)	41,285
Equipment and other	1,229	46,463	1,284	(10,146)	38,830
Total net external sales	$198,077	$111,994	$40,843	$(26,685)	$324,229

Gross profit	$11,634	$25,928	$4,880	$(256)	$42,186
Income (Loss) from operations	$5,320	$13,519	$873	$(4,856)	$14,856

2012
New trailers shipped	10,400	-	300	(400)	10,300
Used trailers shipped	600	-	400	-	1,000

New Trailers	$235,091	$-	$9,891	$(9,790)	$235,192
Used Trailers	4,148	-	3,437	-	7,585
Components, parts and service	589	16,653	11,769	(2,433)	26,578
Equipment and other	3,552	14,937	23	(10,185)	8,327
Total net external sales	$243,380	$31,590	$25,120	$(22,408)	$277,682

Gross profit	$11,641	$6,458	$2,479	$(849)	$19,729
Income (Loss) from operations	$6,187	$5,384	$(75)	$(6,047)	$5,449

WABASH NATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash	$58,633	$81,449
Accounts receivable	101,260	96,590
Inventories	237,013	189,487
Deferred income taxes	40,755	42,330
Prepaid expenses and other	5,904	8,239
Total current assets	$443,565	$418,095

Property, plant and equipment	137,858	132,146

Deferred income taxes	19,681	21,894

Goodwill	148,157	146,444

Intangible assets	175,474	171,990

Other assets	10,540	12,057
	$935,275	$902,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$23,460	$3,381
Current portion of capital lease obligations	1,532	1,140
Accounts payable	126,233	87,299
Other accrued liabilities	86,622	104,873
Total current liabilities	$237,847	$196,693

Long-term debt	397,108	416,849

Capital lease obligations	7,388	3,781

Other noncurrent liabilities	16,306	15,511

Deferred income taxes	1,066	1,065

Commitments and contingencies

Stockholders' equity	275,560	268,727
	$935,275	$902,626

WABASH NATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Cash flows from operating activities
Net income	$5,735	$5,064
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	4,406	3,031
Amortization of intangibles	5,370	738
Deferred taxes	3,790	-
Stock-based compensation	1,884	1,397
Accretion of debt discount	1,126	-
Changes in operating assets and liabilities
Accounts receivable	(4,593)	(10,736)
Inventories	(46,580)	(25,841)
Prepaid expenses and other	(83)	(94)
Accounts payable and accrued liabilities	19,563	4,826
Other, net	1,716	(2,437)
Net cash used in operating activities	$(7,666)	$(24,052)

Cash flows from investing activities
Capital expenditures	(2,564)	(967)
Acquisition	(13,860)	-
Other	2,418	-
Net cash used in investing activities	$(14,006)	$(967)

Cash flows from financing activities
Proceeds from exercise of stock options	161	163
Borrowings under revolving credit facilities	223	113,632
Payments under revolving credit facilities	(223)	(101,132)
Principal payments under capital lease obligations	(441)	(910)
Principal payments under term loan credit facility	(750)	-
Principal payments under industrial revenue bond	(38)	-
Debt issuance costs paid	(41)	-
Stock repurchase	(35)	(564)
Net cash (used in) provided by financing activities	$(1,144)	$11,189

Net decrease in cash	$(22,816)	$(13,830)
Cash at beginning of period	81,449	19,976
Cash at end of period	$58,633	$6,146

WABASH NATIONAL CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO

NON-GAAP FINANCIAL MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

Operating EBITDA:

	Three Months Ended March 31,
	2013	2012
Net income	$5,735	$5,064
Income tax expense (benefit)	3,824	(352)
Interest expense	7,535	733
Depreciation and amortization	9,776	3,769
Stock-based compensation	1,884	1,397
Acquisition expenses and related charges	618	1,678
Other non-operating (income) expense	(2,238)	4
Operating EBITDA	$27,134	$12,293

	Three Months Ended
	June 30, 2012	September 30, 2012	December 31, 2012
Net income	$1,942	$18,441	$80,184
Income tax expense (benefit)	1,129	1,246	(58,991)
Interest expense	5,441	7,760	7,790
Depreciation and amortization	7,063	7,003	7,730
Stock-based compensation	754	1,460	1,538
Acquisition expenses and related charges	13,300	1,996	335
Other non-operating expense (income)	56	(211)	248
Operating EBITDA	$29,685	$37,695	$38,834

Adjusted Earnings:

	Three Months Ended March 31,
	2013		2012
	$	Per Share	$	Per Share

Net Income	$5,735	$0.08	$5,064	$0.07

Adjustments:
Acquisition expenses, net of taxes	371	0.01	1,678	0.02

Adjusted earnings	$6,106	$0.09	$6,742	$0.10

	Three Months Ended
	June 30, 2012		September 30, 2012		December 31, 2012
	$	Per Share	$	Per Share	$	Per Share

Net Income	$1,942	$0.03	$18,441	$0.27	$80,184	$1.17

Adjustments:
Income tax benefit	-	-	-	-	(58,991)	(0.86)
Acquisition expenses	12,224	0.18	172	-	335	-
Impact of acquired profit in inventories and short term intangible amortization	1,376	0.02	2,274	0.03	150	-

Adjusted earnings	$15,542	$0.23	$20,887	$0.30	$21,678	$0.32